Exhibit (s)

Calculation of Filing Fee Table

Form N-2
(Form Type)

Great Elm Capital Corp.
(Exact Name of Registration as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	0	-	$ 0	0.00014760	$ 0
Fee Previously Paid	Equity	Common Stock, par value $0.01 per share	457(c)	3,169,363	$10.22	$ 32,390,889.90	0.00014760	$ 4,780.90
		Total Offering Amount				$ 32,390,889.90		$ 4,780.90
		Total Fees to Be Paid						$ 4,780.90
		Total Fees Previously Paid Net Fee Due						$ 4,780.90
		Net Fee Due						$ 0

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the shares of common stock on April 16, 2024 as reported on the Nasdaq Global Market.